PTC
FIRST QUARTER FISCAL 2017
PREPARED REMARKS
JANUARY 18, 2017

Please refer to the “Important Disclosures” section of these prepared remarks for important information about our operating metrics (including Subscription ACV, License and Subscription Bookings, and Subscription % of Bookings), GAAP and non-GAAP definitions, and other important disclosures. Additional financial information is provided in the PTC Financial Data tables posted with these prepared remarks to PTC’s Investor Relations website at investor.ptc.com.

Q1’17 Results vs. October 26, 2016 Guidance

Operating Measures	Guidance		Results
In millions	Q1’17Low	Q1’17High	Actual	Actual at Guidance Currency Rates(1)
Subscription ACV	$19	$22	$29	$30
License and Subscription Bookings	$70	$80	$90	$92
Subscription % of Bookings	55%	55%	65%	65%

Financial Measures	GAAP Guidance		GAAP Results	Non-GAAP Guidance		Non-GAAP Results	Non-GAAP at Guidance Mix(2)	Non-GAAP at Guidance Mix and Currency Rates(3)
In millions, except per share amounts	Q1’17 Low	Q1’17 High		Q1’17 Low	Q1’17 High
Subscription Revenue	$54	$54	$54	$54	$54	$55	$55	$55
Support Revenue	$153	$153	$151	$153	$153	$151	$151	$153
Perpetual License Revenue	$32	$37	$34	$32	$37	$34	$44	$44
Software Revenue	$239	$244	$240	$239	$244	$241	$250	$253
Professional Services Revenue	$46	$46	$46	$46	$46	$46	$46	$47
Total Revenue	$285	$290	$286	$285	$290	$287	$297	$300
Operating Expense	$192	$194	$200	$169	$171	$170	$170	$171
Operating Margin	3%	4%	2%	15%	16%	15%	18%	18%
Tax Rate	25%	25%	(41%)	12%	10%	8%	8%	8%
EPS(4)	($0.02)	$0.02	($0.08)	$0.23	$0.28	$0.26	$0.34	$0.35
(1)
Operating measure that adjusts Subscription ACV and License and Subscription Bookings to Guidance Fx rates of 1.10 U.S. Dollar to Euro and 104 Japanese Yen to U.S. Dollar.
(2)
Operating measure that adjusts Non-GAAP results to guidance mix of 55% vs. actual Q1’17 mix of 65% and includes other adjustments as described in “Important Disclosures” set forth below.
(3)
Operating measure that adjusts Non-GAAP results to guidance mix of 55% vs. actual Q1’17 mix of 65%, adjusts Non-GAAP results to guidance Fx rates of 1.10 U.S. Dollar to Euro and 104 Japanese Yen to U.S. Dollar and includes other adjustments as described in “Important Disclosures” set forth below.
(4)
Updated GAAP EPS guidance was provided in an SEC Form 8-K published October 31, 2016.

Key Highlights of Quarterly Operating Measures
In millions	Q1’17	YoY	YoY CC	Management Comments
Subscription ACV	$29	177%	177%	● Subscription ACV was well above the high end of our guidance of $19M to $22M due to continued adoption of subscriptions, strong new bookings performance, and conversions.
License and Subscription Bookings	$90	31%	31%
● New bookings were well above the high end of our guidance range of $70M to $80M, despite a $2M currency headwind, due to strong IoT results and continued improvements in go-to-market execution and sales strategy in our Solutions business. The quarter also benefitted from one mega deal (>$5M in bookings).
● Solid execution drove bookings growth within our Solutions business. CAD led the way, with growth in the low-double-digits, followed by PLM. SLM declined YoY primarily due to a number of large deals in Q1’16 that created a tough comparison (Q1'16 grew approximately 50% YoY).
● IoT bookings grew significantly YoY, with expansions representing more than half of bookings and the number of 6-figure deals more than doubling, primarily expansions. Expansions in the quarter also included a mega deal (booking >$5M) and a large deal (booking >$1M). Even excluding the mega deal as well as Kepware (acquired in Q2’16), IoT bookings grew over 90%.

Subscription % of Bookings	65%	136%	135%
● Our subscription transition continues to exceed our expectations, with a subscription mix of 65% in the quarter vs. our guidance of 55%. We were pleased to see continued improvements in a number of areas, including our partner channel. From a segment perspective, IoT led the way with a subscription mix in the high-70% range, despite the fact that Kepware is primarily all perpetual at this time, followed by PLM with a subscription mix in the low-60% range, and CAD in the mid-50% range. Direct business had a subscription mix in the low-70% range, and our channel saw a 200 basis point improvement sequentially to 43% led by the Americas where close to 2/3 of the channel bookings were subscription.

Key Highlights of Quarterly Financial Measures
All references to revenue are to GAAP revenue, unless otherwise noted
In millions, except per share amounts	Q1’17	YoY	YoY CC	Management Comments
Total Revenue	$286	(2%)	(2%)

● Total revenue was within our guidance range of $285M to $290M despite exceeding our guidance subscription mix by 10 percentage points and just over a $3M negative impact from Fx relative to our Fx guidance rates.
● We estimate that, at our guidance subscription mix and currency rates, revenue would have been $13M higher, or approximately $300M, above the high end of our guidance range by $10M, representing 4% growth YoY mix-adjusted, constant currency.
● Due to our fiscal calendar, Q1’17 had 2 fewer days than Q1’16. This negatively impacted our recurring software revenue growth, which impacted our total revenue growth by about 160 basis points.

Software Revenue	$240	(1%)	(1%)
● Software revenue was within our guidance range of $239M to $244M despite the higher than guidance subscription mix and an approximately $3M negative impact from Fx relative to our Fx guidance rates.
● We estimate that, at our guidance subscription mix and currency rates, software revenue would have been $13M higher, or approximately $253M, above the high end of our guidance by $9M, representing 6% YoY growth mix-adjusted, constant currency.
● Subscription revenue increased 145% YoY, perpetual license revenue declined 28% YoY and support revenue declined 12% YoY. The support decrease is due to a higher mix of subscription bookings, support conversions to subscription, 2 fewer days in the quarter, and fewer support win-backs in the channel as we launched a new win-back program in Q3’16 where customers return to PTC on a subscription basis. Due to our fiscal calendar, Q1’17 had 2 fewer days than Q1’16. This negatively impacted software revenue growth by about 190 basis points.

EPS (GAAP) (Non-GAAP)	($0.08) $0.26	62% (49%)	33% (58%)
● Both GAAP and non-GAAP EPS were negatively impacted relative to guidance by the effect of the higher mix of subscription in the quarter and an approximate $0.01 negative impact from Fx relative to our Fx guidance rates.
● GAAP EPS was further negatively impacted by $0.03 due to higher restructuring charges.
● Despite the higher subscription mix, non-GAAP EPS was within our guidance range of $0.23 to $0.28.
● We estimate that, on a license mix-adjusted basis, at our guidance rates, non-GAAP EPS would have been $0.09 higher, or $0.35, above the high end of our guidance range by $0.07.

Quarterly Software Revenue Performance by Group
All references to revenue are to GAAP revenue, unless otherwise noted
In millions	Q1’17	YoY	YoY CC	Management Comments
Solutions Software Revenue	$219	(4%)	(5%)
● The decline in Solutions Group software revenue was driven by the higher than expected subscription mix in the quarter.
● We estimate that, on a license mix-adjusted basis, Solutions software revenue would have declined 2% YoY in constant currency. Low-teens growth in CAD and solid growth in PLM was offset by a decline in SLM due to a tough compare with a number of large perpetual deals in Q1’16 when SLM grew approximately 50% YoY.
● In addition, given the large support revenue base in the Solutions Group, the 2 fewer days in the fiscal quarter had a negative impact on revenue growth.

IoT Software Revenue	$21	64%	64%	● IoT revenue was driven by record bookings from continued adoption and expansion of the ThingWorx platform, Kepware, and Vuforia.

Quarterly Software Revenue Performance by Region
All references to revenue are to GAAP revenue, unless otherwise noted
In millions	Q1’17	YoY	YoYCC	Management Comments
Americas Software Revenue	$107	(1%)	(1%)
● YoY CC bookings grew 59% and subscription mix more than doubled YoY.
● We estimate that, on a CC, license mix-adjusted basis, software revenue would have grown 11% YoY.
● Subscription revenue grew 108% YoY CC.

Europe Software Revenue	$84	(3%)	(1%)
● YoY CC bookings grew 28% and subscription mix more than doubled YoY.
● We estimate that, on a CC, license mix-adjusted basis, software revenue would have grown 5% YoY.
● Subscription revenue grew 144% YoY CC.

APAC Software Revenue	$50	4%	1%
● YoY CC bookings declined 2% and subscription mix more than doubled YoY.
● We estimate that, on a CC, license mix-adjusted basis, software revenue would have declined 3% YoY.
● Subscription revenue grew 651% YoY CC.
● While bookings performance in Japan has historically been lumpy due to large deal exposure, we are closely monitoring the demand environment in Japan, which may be negatively impacted by the rapid currency appreciation in recent months.

Quarterly Operating Performance

In millions	Q1’17GAAP	Q1’17 Non-GAAP	Management Comments
Professional Services Gross Margin	15%	18%	● We delivered solid professional services results for the quarter, with revenue in line with guidance, margins above expectations and partner bookings growing 30% YoY.
Operating Expense	$200	$170
● GAAP operating expense was above the high end of our guidance range of $192 million to $194 million due in part to higher than planned restructuring charges, partially due to facilities.
● Non-GAAP operating expense was at the midpoint of our guidance range of $169 million to $171 million. The Fx benefit was offset by higher incentive compensation on bookings and subscription mix upside in the quarter.

Operating Margin	2%	15%
● GAAP operating margin was below our guidance range of 3% to 4%, partially due to the higher than planned restructuring charges in the quarter as well as lower revenue from a higher subscription mix.
● Despite the higher subscription mix, non-GAAP operating margin was within our guidance range of 15% to 16%.  At our guidance subscription mix, we estimate non-GAAP operating margin would have been 18%, and at last year's subscription mix, we estimate our non-GAAP operating margin would have been 24%.

Tax Rate	(41%)	8%

Other Highlights in Quarterly and Annual Operating Performance

●
In Q1’17, subscription bookings represented 65% of total bookings, above our guidance of 55%, driven by an active program promoting the adoption of our subscription offering in each of the regions in which we operate, in both our direct and indirect channels, and due to our support conversion program. The IoT subscription mega-deal closed in the quarter contributed to the subscription mix outperformance; however, excluding the mega-deal, subscription mix would have exceeded guidance.

●
Annualized recurring revenue (ARR), was approximately $819 million, which grew 9% compared to Q1’16 and 2% sequentially. Due to our calculation methodology, quarterly variability in this metric should be expected, primarily due to the linearity of support billings during the year and the percentage of on-time renewals, the amount of support win-backs in a quarter, and whether the win-backs are traditional support, with immediate revenue recognition of the past-due amount, or a conversion to subscription, where all revenue is recognized over the future period. Multiple other contractual factors including ramping of committed monthly payments and other elements that may be sold with the subscription or support contract can impact the timing of revenue and the calculation of ARR.

●
Total Deferred Revenue consists of Billed Deferred Revenue and Unbilled Deferred Revenue. We define Unbilled Deferred Revenue as contractually committed orders for license, subscription and support with a customer for which the associated revenue has not been recognized and the customer has not been invoiced. We do not record Unbilled Deferred Revenue on our Consolidated Balance Sheet until we invoice the customer. Billed Deferred Revenue primarily relates to software agreements invoiced to customers for which the revenue has not yet been recognized. Total Deferred Revenue increased 43% year-over-year and 5% sequentially. Billed Deferred Revenue declined sequentially and YoY due to the timing of fiscal quarter ends and billing schedules. (Q1’17 ended on December 31, 2016 while Q1’16 ended on January 2, 2016.) Support and subscription contractual billings for  January 1st and 2nd, 2017 (after Q1’17 quarter end) totaled $64 million.

(in millions)	Q1’17 12/31/16	Q4’16 9/30/16	Q1’16 1/2/16	Q/Q % Change	Y/Y % Change
Unbilled deferred revenue	$450	$369	$188	22%	139%
Billed Deferred revenue	$375	$414	$389	(9%)	(4%)
Total Deferred Revenue	$825	$783	$577	5%	43%

●
In keeping with our strategy to grow our professional services partner ecosystem, Q1’17 service partner bookings grew approximately 30% YoY, with strong bookings growth among our large system integrator partners.

●
For Q1’17, approximately 86% of software revenue came from recurring revenue streams, up from 80% in Q1’16.

●
Cash, cash equivalents, and marketable securities totaled $223 million as of December 31, 2016.

●
For Q1’17, cash flow used in operations was ($48) million, and free cash flow was ($55) million, both of which include restructuring payments of $16 million. Cash flow from operations and free cash flow were both impacted by payment of fiscal 2016 bonus and year-end commissions of $64 million, restructuring payments of $16 million, and our first bond interest payment of $15 million.

●
As of December 31, 2016, gross borrowings totaled $738 million, including $500 million of senior notes and $238 million outstanding under our revolving credit facility. During the quarter, we repaid a net $20 million under the credit facility. Under our revolving credit facility, our leverage covenant is limited to 4.0 times adjusted EBITDA. Further, if our leverage covenant ratio exceeds 3.25 times adjusted EBITDA, our stock repurchases are limited to $50 million in a year plus a $100 million aggregate basket through June 30, 2018. Our leverage ratio at the end of Q1’17 reflecting all current terms under the credit facility is 3.45. Given the significant over-performance of our subscription transition in FY’16, our operating profit and EBIDTA were lower than in the past and lower than we had planned as we started FY’16. As a result, we deferred stock repurchases in FY’16. Returning capital to shareholders is a fundamental element of our capital strategy, and based on our current forecast, we intend to resume repurchases in the second half of FY’17, when we expect cash and our borrowing capacity to increase as we begin our expected exit of the subscription trough.

Guidance and Long-Range Targets

Our Q2 and FY’17 guidance includes the following general considerations:

●
When looking at the full year, we suggest our FY’17 bookings guidance should be compared to FY’16 excluding the $20 million SLM mega-deal recorded in Q4’16 due to the unusual size of this transaction. Excluding this from FY’16 results, and despite a difficult macroeconomic environment and currency headwinds, we are projecting bookings growth in FY’17.

●
A higher mix of subscription bookings is expected to benefit us over the long term, but results in lower revenue and lower earnings in the near term.

●
Because we are only a little more than one year into our strategic objective of becoming a subscription company, it can be challenging to forecast the rate of customer adoption, the pace of our subscription transition and the overall impact to near-term reported financial results.

●
We expect large deals, which historically represented 30% to 50% of bookings, will remain at the lower end of that range. This is based on the effect of a more challenging global manufacturing economy on large deal volumes in our Solutions Group business and the potential for smaller average deal sizes as the subscription transition continues.

●
Despite recent improvements in certain global macroeconomic factors, we continue to remain cautious of the global macroeconomic environment. This caution has been factored into our guidance.

●
Our Fx assumptions in our guidance assume dollar-to-euro at $1.05 and yen-to-dollar at 116, which is a significant change to the Fx guidance we provided in October 2016. For the full year, relative to our previous Fx guidance, we estimate that currency will negatively impact bookings by approximately $12 million and total revenue by approximately $32 million. Due to the natural hedge afforded by our foreign expense base, cost of revenue and operating expenses benefit by approximately $17 million with the negative net effect on non-GAAP EPS of approximately $0.12 for FY’17.

Q2’17 and FY’17 Operating Guidance
In millions	Q2’17Low	Q2’17High	FY’17Low	FY’17High	Management Comments
Subscription ACV	$24	$27	$130	$136
● At the midpoint, Q2 guidance is up 9% YoY despite Fx headwinds, which we estimate to be approximately $1M in the quarter.
● There is no change to FY’17 guidance despite Fx headwinds, which we estimate to be approximately $4M for the full year.

License and Subscription Bookings	$80	$90	$400	$420
● At the midpoint, Q2 guidance is just below Q2’16 bookings of $86M, yet we estimate currency headwinds to be approximately $3M in the quarter. Excluding the currency impact, we estimate bookings growth of approximately 2% YoY at the midpoint and 8% at the high end.
● Q2’16 was a particularly strong quarter, with results of $86M above the high-end of our Q2’16 guidance by $5M, creating a tough compare for Q2’17.
● There is no change to full-year FY’17 guidance despite Fx headwinds, which we estimate to be approximately $12M. In constant currency, our full year guidance represents 7-to-12% growth over FY’16, excluding the $20 million mega deal from FY’16, due to its unusual size.

Subscription % of Bookings	60%	60%	65%	65%	● For Q2’17, we expect 60% of our bookings to be subscription, based on our current view of the pipeline. ● There is no change to full year FY’17 guidance.
Q2’17 and FY’17 Financial Guidance
In millions	Q2’17 Low	Q2’17 High	FY’17 Low	FY’17 High	Management Comments
Subscription Revenue	$64	$64	$262	$267
● Q2 guidance is up 171% YoY despite Fx headwinds, which we estimate to be approximately $2M in the quarter.
● We are raising our FY’17 guidance, despite Fx headwinds, which we estimate to be approximately $7M for the full year.

Support Revenue	$140	$140	$578	$578
● Q2 guidance is down 13% YoY as a growing proportion of our bookings are subscription, and customers continue to convert from support to subscription. In addition, we estimate Fx negatively impacts support revenue by approximately $4M in the quarter. Excluding the currency impact, we estimate a YoY decline of approximately 10%.
● We are lowering our FY’17 guidance due to the combination of Fx, which we estimate to be approximately a $15M headwind for the full year, and an increasing shift in support revenue to subscription revenue as customers convert to subscription.

Perpetual License Revenue	$31	$36	$140	$150
● At the midpoint, Q2 guidance is down 16% YoY as an increasing proportion of our bookings are subscription. In addition, we estimate a negative Fx impact of approximately $1M in the quarter. Excluding the currency impact, we estimate a YoY decline of approximately 13%.
● There is no change to FY’17 guidance despite Fx headwinds, which we estimate to be approximately $4M for the full year.

Software Revenue	$235	$240	$980	$995
● At the midpoint, Q2 guidance is up 6% YoY despite Fx headwinds, which we estimate to be approximately $7M in the quarter. Excluding the currency impact, we estimate YoY growth of approximately 9%.
● We are lowering our FY’17 guidance by $17M at the midpoint, which includes an estimated $26M Fx impact, partially offset by higher expected software revenue.
● At the midpoint of FY’17 guidance, we estimate 5% software revenue growth YoY. Excluding the currency impact, we estimate YoY growth of approximately 7%.

Professional Services Revenue	$45	$45	$185	$185
● Q2 guidance is down 8% YoY as we continue to execute on our strategy of growing our service partner ecosystem and expanding margins. In addition, we estimate an Fx impact of approximately $2M in the quarter.
● We are lowering our FY’17 guidance due to the combination of the focus on growing our service partner ecosystem and the impact of Fx, which we estimate to be approximately a $6M headwind for the full year.

Total Revenue	$280	$285	$1,165	$1,180
● At the midpoint, Q2 guidance is up 4% YoY despite Fx headwinds, which we estimate to be approximately $9M in the quarter. Excluding the currency impact, we estimate YoY growth of approximately 7%.
● We are lowering our FY’17 guidance by $27M at the midpoint which includes an estimated $32M negative Fx impact, partially offset by higher expected revenue from stronger constant currency bookings performance.
● At the midpoint of FY’17 guidance, we estimate 3% revenue growth YoY. Excluding the currency impact, we estimate YoY growth of approximately 6%.

Q2’17 and FY’17 Financial Guidance Continued

In millions	Q2’17Low	Q2’17High	FY’17Low	FY’17High	Management Comments
Operating Expense (GAAP) (Non-GAAP)	$184 $161	$188 $166	$768 $670	$778 $680
● At the midpoint, Q2 GAAP operating expense guidance is down 3% YoY and FY’17 is down 9% YoY primarily due to lower restructuring charges and continued expense discipline.
● At the midpoint, Q2 non-GAAP operating expense guidance is flat YoY. Excluding an Fx benefit of approximately $3M, we estimate YoY non-GAAP opex growth of approximately 1%.
● At the midpoint, FY’17 non-GAAP operating expense guidance is down 1% YoY. Excluding an Fx impact benefit of approximately $11M, we estimate YoY non-GAAP opex growth of approximately 1%.

Operating Margin(GAAP)	4%	5%	5%	6%	● FY’17 GAAP operating margin guidance is up approximately 850 basis points YoY primarily due to lower restructuring charges and continued cost discipline.
(Non-GAAP)	16%	17%	17%	18%
● Despite Fx headwinds of approximately $9M on revenue in the quarter and $32M for the full year, we expect non-GAAP operating margin expansion YoY of 200-300 basis points in Q2 and are maintaining our FY’17 guidance of 17-18%, which is an increase of 200-300 basis points over FY’16.

Tax Rate(GAAP)	35%	35%	60%	60%
(Non-GAAP)	10%	8%	10%	8%
Shares Outstanding	117	117	117	117	● The increase in our stock price drives a slightly higher share count due to how stock compensation expense is accounted for in the fully diluted share count calculation.
EPS(GAAP)	$0.01	$0.04	$0.06	$0.09
● We are lowering our Q2 and FY’17 GAAP EPS guidance primarily due to a higher expected tax rate and negative impact from Fx.
● Despite Fx headwinds of approximately $0.03 in the quarter, we expect Q2 non-GAAP EPS growth of approximately $0.06 YoY, or 24%, at the midpoint of guidance.

(Non-GAAP)	$0.26	$0.31	$1.20	$1.30
● We are lowering our FY’17 non-GAAP EPS guidance by just under $0.03 at the midpoint, which includes an estimated $0.12 negative impact from Fx. Excluding the currency impact, we estimate YoY non-GAAP EPS growth of approximately $0.18 or 18%.

Free Cash Flow Adjusted FCF			$127 $170	$137 $180	● We exclude restructuring and litigation payments from our adjusted free cash flow guidance.

Our guidance above assumes 60% mix of subscription bookings in Q2’17 and 65% for the full-year FY’17. If subscription bookings mix varies from our guidance, it will affect our income statement and cash flow results. Assuming bookings of equal value, we estimate that every 1% change in subscription mix will impact annual revenue by approximately $4 million, annual non-GAAP operating margin by approximately 30 basis points and annual non-GAAP EPS by approximately $0.03. (We cannot estimate the effect on GAAP operating margin and EPS due to the number of unknown items, including tax items, included in GAAP operating margin and EPS.) Of course, the higher mix of subscription bookings is expected to ultimately benefit our financial performance over the long-term.

The second quarter and full year FY’17 revenue, non-GAAP operating margin and non-GAAP EPS guidance exclude the estimated items outlined below, as well as any tax effects and discrete tax items that occur (which are not known or reflected).

In millions	Q2’17	FY’17
Effect of acquisition accounting on fair value of acquired deferred revenue	$ 1	$ 3
Restructuring charges	-	6
Intangible asset amortization expense	14	57
Stock-based compensation expense	17	71
Total Estimated GAAP adjustments	$ 33	$ 138

Long-Range Targets (Non-GAAP)
Our long-range target model we presented in November 2016 is available on our investor relations website at investor.ptc.com.

Important Disclosures
Reporting metrics and non-GAAP definitions – Management believes certain operating measures and non-GAAP financial measures provide additional meaningful information that should be considered when assessing our performance. These measures should be considered in addition to, not as a substitute for, the reported GAAP results.

Software licensing model – A majority of our software sales to date have been perpetual licenses, where customers own the software license. Typically, our customers choose to pay for ongoing support, which includes the right to software upgrades and technical support, and attach rates on support are in the high 90% range with retention rates also in the 90% range. A growing percentage of our business consists of ratably recognized subscriptions. Under a subscription, customers pay a periodic fee for the continuing right to use our software, including access to technical support. They may also elect to use our cloud services and have us manage the application. We began offering subscription pricing as an option for most PTC products in Q1 FY’15. We believe this additional purchase option will prove attractive to customers over time as it: (1) increases customer flexibility and opportunity to change their mix of licenses; (2) lowers the initial purchase commitment; and (3) allows customers to use operating rather than capital budgets. Over a three to five-year period we believe the net present value (NPV) of a subscription is likely to exceed that of a perpetual license, assuming similar seat counts. However, initial revenue, operating margin, and EPS will be lower as revenue is recognized ratably in a subscription, rather than up front.

Bookings Metrics – We offer both perpetual and subscription licensing options to our customers, as well as monthly software rentals for certain products. Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription licenses, we define subscription bookings as the subscription annualized contract value (subscription ACV) of new subscription bookings multiplied by a conversion factor of 2. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define subscription ACV as the total value of a new subscription booking divided by the term of the contract (in days) multiplied by 365. If the term of the subscription contract is less than a year, the ACV is equal to the total contract value. Note that in FY’16, the weighted average contract length of our subscription bookings was approximately 2 years.

License and subscription bookings equal subscription bookings (as described above) plus perpetual license bookings plus any monthly software rental bookings during the period. Total ACV equals subscription ACV (as described above) plus the annualized value of incremental monthly software rental bookings during the period.

Because subscription bookings is a metric we use to approximate the value of subscription sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription sales or that would be recognized if the sales were perpetual licenses, nor does the annualized value of monthly software rental bookings represent the value of any such booking.

License Mix-Adjusted Metrics - These metrics assume that all new software and cloud services bookings since the start of FY’14 were perpetual license sales that included support in subsequent periods. The license mix-adjusted amount is calculated by converting the ACV (as defined above) of a new subscription solutions booking in the period to an assumed perpetual license equivalent by multiplying the ACV by a conversion factor of 2 (as defined above), and adding that amount to the perpetual license revenue amounts recognized in that period. Support calculated at 20% of the annual value of the converted amount is added to support revenue in future periods, beginning the quarter after the converted booking is assumed to be recognized. The assumed support revenue is spread ratably over a 12-month period and is assumed to renew in subsequent years.

Annualized Recurring Revenue (ARR) – We currently offer our solutions on premise and in the cloud as SaaS offerings. Our on premise solutions can be licensed either as perpetual with annual support contracts or through a subscription, which is a combination of license and support. Beginning in FY’16, we launched a number of initiatives designed to incentivize more of our customers to purchase our solutions on a subscription basis. If successful, these initiatives will cause an increasing percentage of our revenue to come from subscriptions, which is expected to grow our recurring software revenue.

To help investors understand and assess the success of this expected revenue transition, we are providing an Annualized Recurring Revenue operating measure. Annualized Recurring Revenue (ARR) attributable to a given quarter is calculated by dividing the portion of non-GAAP software revenue attributable to subscription and support for the quarter from our consolidated statement of income by the number of days in the quarter and multiplying by 365. ARR should be viewed independently of revenue and deferred revenue as it is an operating measure and is not intended to be combined with or to replace either of those items. ARR is not a forecast and does not include revenue reported as perpetual license or professional services revenue in our consolidated statement of income. Subscription and support revenue and ARR disclosed in a quarter can be impacted by multiple factors, including but not limited to (1) the timing of the start of a contract or a renewal, including the impact of on-time renewals, support win-backs, and support conversions, which may vary by quarter, (2) the ramping of committed monthly payments under a subscription agreement over time, and (3) multiple other contractual factors with the customer including other elements sold with the subscription or support contract, and these elements can result in variability in disclosed ARR.

Non-GAAP Revenue – Excludes the fair value adjustment for acquired deferred revenue. In Q1’15, we began including cloud services revenue, which was formerly reported in services, within license & subscription solutions.

Navigate Allocation -- In FY’16, we launched Navigate, a ThingWorx-based IoT solution for PLM. In FY’17, revenue and bookings for Navigate are being allocated 50% to Solutions and 50% to IoT. FY’16 reported amounts have been reclassified to conform with the current presentation. The impact of the reclassification on FY’16 revenue was immaterial.

Foreign Currency Impacts on our Business – We have a global business, with Europe and Asia historically representing approximately 60% of our revenue, and fluctuation in foreign currency exchange rates can significantly impact our results. We do not forecast currency movements; rather we provide detailed constant currency commentary. We do employ a hedging strategy to limit our exposure to currency risk.

Constant Currency Change Measure (YoY CC) – Year-over-year changes in revenue on a constant currency basis compare reported results excluding the effect of any hedging converted into U.S. dollars based on the corresponding prior year’s foreign currency exchange rates to reported results for the comparable prior year period.

Important Information about Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on our financial results and such items often recur. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Non-GAAP revenue, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items:

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Fair value of acquired deferred revenue is a purchase accounting adjustment recorded to reduce acquired deferred revenue to the fair value of the remaining obligation, so our GAAP revenue after an acquisition does not reflect the full amount of revenue that would have been reported if the acquired deferred revenue was not written down to fair value. We believe excluding these adjustments to revenue from these contracts (and associated costs in fair value adjustment to deferred services cost) is useful to investors as an additional means to assess revenue trends of our business.
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Stock-based compensation is a non-cash expense relating to stock-based awards issued to executive officers, employees and outside directors and to our employee stock purchase plan. We exclude this expense as it is a non-cash expense and we assess our internal operations excluding this expense and believe it facilitates comparisons to the performance of other companies in our industry.
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Amortization of acquired intangible assets is a non-cash expense that is impacted by the timing and magnitude of our acquisitions. We believe the assessment of our operations excluding these costs is relevant to our assessment of internal operations and comparisons to the performance of other companies in our industry.
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Acquisition-related charges included in general and administrative costs are direct costs of potential and completed acquisitions and expenses related to acquisition integration activities, including transaction fees, due diligence costs, severance and professional fees. In addition, subsequent adjustments to our initial estimated amount of contingent consideration associated with specific acquisitions are included within acquisition-related charges. These costs are not considered part of our normal operations as the occurrence and amount will vary depending on the timing and size of acquisitions.
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Restructuring charges include severance costs and excess facility restructuring charges resulting from reductions of personnel driven by modifications to our business strategy and not considered part of our normal operations. These costs may vary in size based on our restructuring plan.
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Non-operating credit facility refinancing costs are non-operating charges we record as a result of the refinancing of our credit facility. We assess our internal operations excluding these costs and believe it facilitates comparisons to the performance of other companies in our industry.
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Income tax adjustments include the tax impact of the items above and assumes that we are profitable on a non-GAAP basis in the U.S. and one foreign jurisdiction, and eliminates the effect of the valuation allowance recorded against our net deferred tax assets in those jurisdictions.  Additionally, we exclude other material tax items that we view as non-ordinary course.

PTC also provides information on “free cash flow” and “adjusted free cash flow” to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free cash flow is net cash provided by (used in) operating activities less capital expenditures; adjusted free cash flow is free cash flow excluding restructuring payments and certain identified non-ordinary course payments. Free cash flow and adjusted free cash flow are not measures of cash available for discretionary expenditures.

Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our second quarter and full fiscal 2017 targets and other future financial and growth expectations, and anticipated tax rates, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve or may deteriorate; customers may not purchase our solutions when or at the rates we expect; our businesses, including our Internet of Things (IoT) business, may not expand and/or generate the revenue we expect; foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense; the mix of revenue between license & subscription solutions, support and professional services could be different than we expect, which could impact our EPS results; our customers may purchase more of our solutions as subscriptions than we expect, which would adversely affect near-term revenue, operating margins, and EPS; customers may not purchase subscriptions at the rate we expect, which could impact our ability to achieve expected subscription bookings and delay our exit from the subscription trough; sales of our solutions as subscriptions may not have the longer-term effect on revenue that we expect; our workforce realignment may not achieve the expense savings we expect and may adversely affect our operations; we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders and other uses of cash or our credit facility limits could preclude share repurchases, any of which would mean we may be unable to repurchase shares when or as we expect; and a significant portion of our cash is held overseas and could be subject to significant taxes if repatriated. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10K.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	December 31,	January 2,
	2016	2016

GAAP revenue	$286,327	$291,017
Fair value adjustment of acquired deferred subscription revenue	646	188
Fair value adjustment of acquired deferred services revenue	268	309
Non-GAAP revenue	$287,241	$291,514

GAAP gross margin	$204,212	$210,870
Fair value adjustment of acquired deferred revenue	914	497
Fair value adjustment to deferred services cost	(113)	(132)
Stock-based compensation	2,894	3,356
Amortization of acquired intangible assets included in cost of software revenue	6,388	5,127
Non-GAAP gross margin	$214,295	$219,718

GAAP operating income (loss)	$4,561	$(13,292)
Fair value adjustment of acquired deferred revenue	914	497
Fair value adjustment to deferred services cost	(113)	(132)
Stock-based compensation	17,988	23,189
Amortization of acquired intangible assets included in cost of software revenue	6,388	5,127
Amortization of acquired intangible assets	8,067	8,350
Acquisition-related charges included in general and administrative costs	169	1,207
Restructuring charges	6,285	37,147
Non-GAAP operating income (1)	$44,259	$62,093

GAAP net income (loss)	$(9,141)	$(23,892)
Fair value adjustment of acquired deferred revenue	914	497
Fair value adjustment to deferred services cost	(113)	(132)
Stock-based compensation	17,988	23,189
Amortization of acquired intangible assets included in cost of software revenue	6,388	5,127
Amortization of acquired intangible assets	8,067	8,350
Acquisition-related charges included in general and administrative costs	169	1,207
Restructuring charges	6,285	37,147
Non-operating credit facility refinancing costs	-	2,359
Income tax adjustments (2)	148	4,930
Non-GAAP net income	$30,705	$58,782

GAAP diluted earnings (loss) per share	$(0.08)	$(0.21)
Fair value of acquired deferred revenue	0.01	-
Stock-based compensation	0.15	0.20
Amortization of acquired intangibles	0.12	0.12
Acquisition-related charges	-	0.01
Restructuring charges	0.05	0.32
Non-operating credit facility refinancing costs	-	0.02
Income tax adjustments	-	0.04
Non-GAAP diluted earnings per share	$0.26	$0.51

GAAP diluted weighted average shares outstanding	115,290	114,151
Dilutive effect of stock based compensation plans	1,735	1,088
Non-GAAP diluted weighted average shares outstanding	117,025	115,239

(1)
Operating margin impact of non-GAAP adjustments:

	Three Months Ended
	December 31,	January 2,
	2016	2016
GAAP operating margin	1.6%	-4.6%
Fair value of acquired deferred revenue	0.3%	0.2%
Fair value adjustment to deferred services cost	0.0%	0.0%
Stock-based compensation	6.3%	8.0%
Amortization of acquired intangibles	5.0%	4.6%
Acquisition-related charges	0.1%	0.4%
Restructuring charges	2.2%	12.8%
Non-GAAP operating margin	15.4%	21.3%

(2)
We have recorded a full valuation allowance against our U.S. net deferred tax assets and a valuation allowance against net deferred tax assets in certain foreign jurisdictions. As we are profitable on a non-GAAP basis, the 2017 and 2016 non-GAAP tax provisions are being calculated assuming there is no valuation allowance. Income tax adjustments for the three months ended January 2, 2016 reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. Additionally, our non-GAAP tax provision for the three months ended January 2, 2016 excludes a $1.6 million tax provision related to a legal settlement accrual. Beginning in the second quarter of 2016, we changed our methodology to adopt a method that is more reflective of our full year expected non-GAAP tax rate. For the three months ended December 31, 2016, our non-GAAP tax provision is based on our annual expected non-GAAP tax rate applied to our year-to-date non-GAAP earnings.